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Exhibit 10.11

BEKA Electronik Germany

Reseller Agreement & Account Application

        This Agreement is made and entered into by and between BEKA Electronik Germany whose principal office and place of business is Dachsweg 24, D53842 Troisdorf, Germany and herein after referred to as BEKA and

Company Name:	Network Printing Solutions Ltd.
Address:	IBEX House, 162-164 Arthur Road Wimbledon Park
City:	London
Postal Code:	SW18 8AQ
Country:	England

        Hereinafter referred to as "Buyer". BEKA and Buyer agree that the terms and conditions of this Agreement shall govern the sale of certain BEKA Products to Buyer.

1.    Agreement Terms

The "Effective Date" of this Agreement is
1st August, 2002

The "Expiration Date" of this Agreement is:
30th July 2003

        The term of this Agreement is the period of time between the "Effective Date" and "Expiration Date", inclusive. At the end of the initial twelve month term, the Agreement shall continue in full force and effect, upon the same terms and conditions provided herein, until one or the other party provides a written 30-day notice of cancellation.

        Either party shall have the right to terminate this Agreement prior to the "Expiration Date", effective upon a 30-day written notice to the other party in the event that (a) the other party shall become insolvent or shall be adjudicated as bankrupt, or shall petition for or consent to any relief under any bankruptcy reorganization or moratorium statute, or (b) the other party shall neglect or fail to perform or observe any of its obligations under this Agreement.

        The expiration or termination of this Agreement shall not operate to terminate any Purchase Orders still outstanding after the termination of this Agreement, and the terms and conditions of this Agreement shall apply to such Purchase Orders, if any, until payment for shipments of product against such Purchase Orders has been made.

2.    Definitions

        "Products" as used in this Agreement shall mean equipment sold by BEKA as set forth in attachment Exhibit A. The term "Unit" as used in this Agreement shall mean one (1) of any such product. "Purchase Orders" from Buyer, to be eligible for inclusion under this Agreement, must be accepted by BEKA during the Term of this Agreement, must reference this Agreement and must specify at least a partial shipment of Product from BEKA to Buyer within 90 days of the "Purchase Order" date. BEKA and Buyer agree that any terms and conditions accompanying a "Purchase Order" under this Agreement shall be subordinate to the terms and conditions of this Agreement.

        The term "On Order" shall refer to Products not yet shipped to Buyer for which a Purchase Order has been issued to BEKA by Buyer and accepted by BEKA.

        "Confidential Information" means proprietary information not generally known about BEKA or Buyer, including but not limited to information relating to research, plans manufacturing, engineering, marketing, and selling, including information furnished by other parties with whom BEKA or Buyer has a confidential or business relationship, or any information designated by either party as confidential or proprietary.

        "Day" shall mean one (1) calendar day unless specified otherwise.

3.    Price Increases

        BEKA reserves the right to execute price changes of the Products by giving a thirty-day written notice to Buyer, and Buyer agrees that it will accept subsequent price changes. Such price changes, if any, shall apply to all Purchase Orders issued under this Agreement 30 days after notification of the price change by BEKA.

3.1  Taxes

        Prices under this Agreement are exclusive of Value Added Tax "V.A.T."

4.    Payment

        Payments from Buyer to BEKA under this Agreement shall be due and payable within thirty (30) days from the date of a non-disputed invoice.

        In the event that a non-disputed invoice is not paid when due, BEKA will notify Buyer of such deficiency. If such deficiency is not corrected within the fourteen (14) day period beginning with the day notice of the deficiency is received by Buyer, BEKA is allowed to demand a percentage on a loan which is paid over time. The interest rate is 4% over the basic interest rate of the "German Bundesbank".

4.1  Acceptance

        Buyer is responsible for the timely inspection of the Products sold to it under this Agreement, and unreasonable delays in inspection shall not constitute an excuse for delays in payment. Inspections may be made at Buyer's plant or, at Buyer's option, at BEKA plant. Any Product not rejected within thirty (30) days following shipment shall be deemed accepted, provided Buyer received the Product 28 days or less following shipment. If inspection at BEKA plant is chosen, such must be noted on the application Purchase Order, and Buyer agrees to provide inspection personnel at BEKA plant, at Buyer's expense, upon ten (10) days notice to BEKA.

4.2  Defective Product

        If, during inspection, a Product is found to be defective by Buyer and factory repair or replacement of the Product is required, Buyer agrees to notify BEKA and obtain authorization for return of the Product to BEKA according to the procedure set forth in the attached Exhibit C, BEKA Factory Maintenance Procedure.

5.    Warranty

        BEKA warrants, to Buyer, that any new Product sold by BEKA shall be free of defects in material and workmanship, and shall conform to applicable specifications contained in the applicable Product's documentation.

        THE FOREGOING WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, AND OF ANY OTHER TYPE, WHETHER EXPRESS OR IMPLIED.

5.1  Consequential Damages

        BEKA shall not be liable for consequential damages to Buyer, or any subsequent purchaser, user, or any other persons resulting from the possession or use of a BEKA product, and Buyer shall not be liable to BEKA for any such consequential damages.

6.    BEKA Emergency Factory Support

        Telephone and Email technical support, both during regular business hours (9 AM—4 PM, Monday—Friday, except company holidays). Refer to exhibit "A" for pricing.

7.    Product Changes

        BEKA reserves the right, without prior approval from or notice to Buyer, to make changes to Products (a) which do not affect form, fit, functional interchangeability, or performance at a higher level of assembly, or (b) when required to do so for purposes of safety or government regulations. Change documentation will be provided to Buyer at least 30 days in advance of implementation into production deliveries by BEKA.

8.    Exports

        Buyer understands and agrees that export of BEKA Products is subject to certain restrictions promulgated by laws and regulations of Germany. Buyer agrees that it will abide by such laws and regulations and will provide BEKA with such information as it may require from time to time in order to insure compliance with such laws and regulations.

9.    Non-Disclosure

        BEKA and Buyer acknowledge that Confidential Information may be furnished by one party to the other party from time to time in the performance of this Agreement.

        BEKA and Buyer agree that they will not disclose such Confidential Information to other persons or organizations without prior permission in writing, unless required by law or made publicly known by a third party not subject to this Agreement. Under no circumstances shall either BEKA or Buyer be required to utilize or disclose Confidential Information owned by a third party in the performance of this Agreement. Furthermore, BEKA and Buyer agree that the Confidential Information will be used only for its intended purposes. These provisions shall survive termination of this Agreement.

        In the event Buyer is to resell or lease products to third parties, permission is granted by BEKA to reproduce or incorporate documentation normally provided by BEKA to its customers, as may be required for the installation, operation, and service of the Products.

10.  Indemnification

        BEKA shall indemnify Buyer against claims of any third party for infringement of any Trademark, Patent, Copyright, or other Intellectual property right by the Product(s). Should a suit or any such proceeding be brought against buyer based on a claimed infringement, and Buyer gives prompt notice in writing to BEKA, then BEKA shall defend (at BEKA expense) and hold Buyer harmless from any such suit.

        Remedy: In case of a final court awarded injunction enjoining Buyer's or Buyer's Customer's use of the Products, BEKA shall either (a) replace the Products with non-infringing equivalent products; (b) obtain a license for continued use of the Products by Buyer and Buyer's customers; (c) modify the Products so as to render them non-infringing; or (d) accept return of infringing Products and refund the purchase price.

        The preceeding shall not apply to any Product or part of a product manufactured to Buyer's design or to the use of any Product furnished hereunder in conjunction with any other product in a combination furnished by one party to the other party as part of this Agreement. With respect to any such Product, part, or use in combination with other products, BEKA assumes no liability whatsoever for patent or copyright infringement and Buyer agrees to hold BEKA harmless against any infringement claims arising therefrom.

        The foregoing states the entire liability of BEKA for patent or copyright infringement by said Products or any part thereof.

11.  Notice and Amendments

        All notices and amendments to this Agreement shall be in writing and shall be addressed to the parties as follows:

If to BEKA:	If to Buyer:
BEKA Electronik	Network Printing Solutions Ltd.
Dachsweg 24	IBEX House, 162-164 Arthur Road Wimbledon Park
53842 Troisdorf, Germany	London SW19 8AQ, England
Telephone: 02241/42052	Telephone: 0181-879-7745
Attn: Rainer Berns	Attn: Peter O'Farrelly
Contract Administrator	Contract Administrator

12.  General Provisions

        This Agreement supersedes and cancels all previous agreements between the parties hereto and represents the sole and complete understanding and contract between them.

BEKA		Network Printing Solutions Ltd.
Signed:		Signed:
By	/s/ RAINER BERNS	By	/s/ PETER O'FARRELLY
Printed		Printed
Name	Rainer Berns	Name	Peter O'Farrelly
Title		Title	Sales Director

Date	13.08.2002	Date	15th August 2002

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  Exhibit 10.11
BEKA Electronik Germany